As filed with the Securities and Exchange Commission on December 1, 2009

Registration No. 333-161146

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMBINATORX, INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	2834	04-3514457
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

245 First Street, Third Floor

Cambridge, Massachusetts 02142

(617) 301-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert Forrester

Interim President and Chief Executive Officer

CombinatoRx, Incorporated

245 First Street, Third Floor

Cambridge, Massachusetts 02142

(617) 301-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jason F. Cole, Esq. Senior Vice President and General Counsel CombinatoRx, Incorporated 245 First Street, Third Floor Cambridge, MA 02142 (617) 301-7000	Stuart M. Cable, Esq. Joseph L. Johnson III, Esq. Goodwin Procter LLP 53 State Street Boston, MA 02109 (617) 570-1000	Christopher C. Gallen, MD, PhD Neuromed Pharmaceuticals Inc. 301 – 2389 Health Science Mall Vancouver, British Columbia V6T1Z3 (604) 909-2530	Randal R. Jones, Esq. Dorsey & Whitney LLP U.S. Bank Centre 1420 Fifth Avenue, Suite 3400 Seattle, WA 98101-4010 (206) 903-8800	Jay E. Bothwick, Esq. Peter N. Handrinos, Esq. WilmerHale 60 State Street Boston, MA 02109 (617) 526-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this post-effective amendment to the registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company (as defined in Exchange Act Rule 12b-2). (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This post-effective amendment to the registration statement includes a joint proxy statement/prospectus supplement (the “supplement”) to the joint proxy statement/prospectus, dated October 22, 2009, of CombinatoRx, Incorporated (“CombinatoRx”) and Neuromed Pharmaceuticals Inc. (“Neuromed”) that was first mailed on or about October 22, 2009 to CombinatoRx stockholders and on or about October 23, 2009 to Neuromed stockholders who were record holders as of October 9, 2009 and October 8, 2009, respectively (the “joint proxy statement/prospectus”). This supplement provides information regarding recent developments since the date of the joint proxy statement/prospectus. This supplement will be mailed on or about the date that this post-effective amendment to the registration statement becomes effective to each of the CombinatoRx and Neuromed stockholders that previously received the joint proxy statement/prospectus.

THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. COMBINATORX MAY NOT ISSUE THE COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE TRANSACTIONS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS SUPPLEMENT UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.

PRELIMINARY COPY

SUBJECT TO COMPLETION, DATED DECEMBER 1, 2009

JOINT PROXY STATEMENT/PROSPECTUS SUPPLEMENT

(To JOINT PROXY STATEMENT/PROSPECTUS dated October 22, 2009)

JOINT PROXY STATEMENT SUPPLEMENT

(to joint proxy statement dated October 22, 2009)

for the

Annual Meeting of Stockholders of

CombinatoRx, Incorporated

convened at 9:00 a.m., local time, on November 16, 2009,

adjourned until 9:00 a.m., local time on November 30, 2009

and then further adjourned until 9:00 a.m., local time, on December 18, 2009 at the offices of Goodwin Procter LLP

53 State Street, Boston, Massachusetts 02109

and

for the

Special Meeting of Stockholders of

Neuromed Pharmaceuticals Inc.

convened at 9:00 a.m., local time, on November 16, 2009,

adjourned until 8:00 a.m., local time, on November 30, 2009

and then further adjourned until 8:00 a.m., local time, on December 18, 2009 at Neuromed Pharmaceuticals Inc.’s Headquarters at

301 – 2389 Health Science Mall, Vancouver, British Columbia V6T1Z3

PROSPECTUS SUPPLEMENT

(to prospectus dated October 22, 2009)

for

CombinatoRx, Incorporated

Common Stock

This joint proxy statement/prospectus supplement is dated December 2, 2009, and is first being mailed to stockholders of CombinatoRx and Neuromed on or about December 2, 2009.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED THE SHARES OF COMBINATORX COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED WHETHER THIS JOINT PROXY STATEMENT/PROSPECTUS SUPPLEMENT OR THE JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. NEITHER THIS JOINT PROXY STATEMENT/PROSPECTUS SUPPLEMENT NOR THE JOINT PROXY STATEMENT/PROSPECTUS IS AN OFFER TO SELL THESE SECURITIES AND NEITHER IS SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

This Joint Proxy Statement/Prospectus Supplement

An annual meeting of the stockholders of CombinatoRx, Incorporated, or CombinatoRx, and a special meeting of the stockholders of Neuromed Pharmaceuticals Inc., or Neuromed, were each originally scheduled to be held on November 16, 2009. In order to provide the stockholders of CombinatoRx and Neuromed with additional information regarding developments with the FDA concerning the Exalgo NDA, CombinatoRx and Neuromed each convened its stockholders meeting at its originally scheduled time, adjourned it and then further adjourned it until, in the case of CombinatoRx, 9:00 a.m. (Eastern Time) on December 18, 2009, at the offices of Goodwin Procter LLP, 53 State Street, Boston, MA 02109, and in the case of Neuromed, 8:00 a.m. (Pacific Time) on December 18, 2009, at Neuromed’s offices, 301 – 2389 Health Science Mall, Vancouver, BC V6T1Z3.

This joint proxy statement/prospectus supplement, or supplement, is a supplement to, and should be read in conjunction with, the joint proxy statement/prospectus dated October 22, 2009, which was mailed to CombinatoRx stockholders on or about October 22, 2009, and to Neuromed stockholders on or about October 23, 2009. Any statement contained in the joint proxy statement/prospectus will be deemed to be modified or superseded to the extent that a statement set forth herein modifies or supersedes such statement but, except as so modified or superseded, all statements contained therein shall remain in full force and effect as if fully set forth herein. Terms that are used in this supplement without being defined, including “Exalgo™,” “NDA,” “merger” and “Mallinckrodt,” shall have the meanings explained in the joint proxy statement/prospectus.

This supplement describes the current understanding of CombinatoRx and Neuromed regarding the status of the Exalgo NDA and actions being explored by Neuromed, in conjunction with Mallinckrodt, to obtain FDA approval of Exalgo. Neuromed and Mallinckrodt expect to continue to explore potential courses of action to obtain FDA approval of Exalgo and plan to continue to take actions to obtain FDA approval of Exalgo. When deciding how to vote on the matters proposed at the CombinatoRx or Neuromed stockholders meetings, you are strongly encouraged to consider that the outcome of any of these efforts is not certain and the FDA ultimately may not approve Exalgo.

Stockholders of CombinatoRx and Neuromed will each be asked at their respective stockholder meetings to approve proposals set forth in the joint proxy statement/prospectus after further considering the information provided is this supplement. Your vote is still very important. For your convenience, we have enclosed a proxy card with this supplement. If you have already voted and are not changing your vote, you do not need to complete and return the enclosed proxy card. If you have not previously voted or if you wish to revoke or change your vote, please complete, date, sign and return the enclosed proxy card. If you are a CombinatoRx stockholder and your proxy card includes instructions for telephone or Internet voting, you may also vote or change your vote by telephone or Internet voting, as described on the proxy card. The proxy card (or Internet or telephone vote, if available to you) with the latest date actually received from you by CombinatoRx or Neuromed, as applicable, before the reconvened meetings on December 18, 2009 will be counted and any earlier proxies you submitted will be revoked automatically. Proxies that have been properly completed, dated and returned will be voted as directed for, against or withheld, or to abstain with respect to each proposal, as applicable.

Current Status of Exalgo NDA

In connection with the Exalgo NDA, Neuromed submitted a proposed Risk Evaluation and Mitigation Strategy, or REMS, for Exalgo that would be implemented by Mallinckrodt after FDA approval. REMS are strategies required by the FDA for certain drugs, and are designed to manage risks related to, and promote the safe usage of, drug products and may include medication guides, patient package inserts, a communication plan for health care providers or requirements for those who prescribe, dispense or use the drug product. The proposed REMS for Exalgo was discussed at the September 23, 2009 FDA Advisory Committee meeting regarding the Exalgo NDA. On November 18, 2009, after interactions with the FDA, Neuromed submitted a revised proposed REMS for Exalgo as an amendment to the Exalgo NDA. On November 19, 2009, the FDA issued Neuromed a letter informing it of the FDA’s decision to extend the FDA’s review of the Exalgo NDA by three months and to establish February 22, 2010 as the new Prescription Drug User Fee Act review date, or PDUFA date, by which the FDA expects to complete its review of the Exalgo NDA. The FDA stated in its letter extending the PDUFA date that the purpose for the extension is to allow the FDA more time for a full review of Neuromed’s submission, including the November 18, 2009 amendment by Neuromed to the Exalgo NDA relating to the proposed REMS. Notwithstanding the extension of the PDUFA date, the FDA may act on the Exalgo NDA at any time before February 22, 2010. Although no assurances can be given, Neuromed believes the proposed REMS for Exalgo, as revised by the November 18, 2009 amendment, addresses the issues identified by the FDA during their review.

Typically, the FDA requires that NDAs submitted under Section 505(b)(1) of the Food, Drug and Cosmetic Act of 1938, as amended, or FDCA, include efficacy data from two adequate and well controlled clinical trials. However, based upon the approvable letter issued by the FDA to the original holder of the Exalgo NDA in October 2000 and Neuromed’s interactions with the FDA prior to and through submission of the Exalgo NDA, Neuromed believed that the placebo-controlled phase 3 clinical trial of Exalgo in low back pain, or the LBP Trial, which was the subject of an agreed Special Protocol Assessment with the FDA, would be sufficient to support approval under Section 505(b)(1) of the FDCA. In recent interactions with the FDA, the FDA has indicated that the Exalgo NDA, in its current form, may not be sufficient to support an approval decision under Section 505(b)(1) of the FDCA. Neuromed has responded to this FDA feedback and while the PDUFA date is extended, Neuromed and, after the merger, CombinatoRx expect to continue to work with Mallinckrodt, which owns the United States commercial rights to Exalgo, to seek FDA approval of Exalgo. However, at this time, neither Neuromed nor CombinatoRx can give any assurance as to whether the FDA will require additional information or clinical data to be included in the Exalgo NDA to support approval.

Strategy for Continued Pursuit of FDA Approval of Exalgo

Neuromed, with input from Mallinckrodt, is considering a wide range of strategies to achieve the goal of FDA approval of Exalgo. The strategies under consideration at this time are discussed below. These strategies may be altered or eliminated or additional strategies may be employed as developments dictate. At this time, the outcome of any of these efforts or actions is not certain. For a brief discussion of the risks related to relying upon the discussions herein of Neuromed, CombinatoRx, Mallinckrodt, the FDA or anyone else’s future actions or the future results of any actions, please refer to the “Cautionary Statements” section below and the “Risk Factors” section in the joint proxy statement/prospectus. When deciding how to vote on the proposals set forth in the joint proxy statement/prospectus, you are strongly encouraged to consider that the FDA ultimately may not approve Exalgo.

Continue to Seek Approval of the Existing Exalgo NDA

In an approvable letter for Exalgo issued to the original owner of the Exalgo NDA in October 2000, the FDA indicated that the conduct of one adequate and well-controlled study, with multiple-dosing of the to-be-marketed formulation, in the setting of moderate to severe pain, was the only additional clinical efficacy requirement to be satisfied before Exalgo could be approved for marketing in the United States. Based upon Neuromed’s interactions with the FDA prior to its submission of the Exalgo NDA, and its understanding of the requirements of Section 505(b)(1) of the FDCA based on relevant FDA laws and guidance, Neuromed believed its LBP Trial would provide sufficient evidence of the clinical efficacy of Exalgo to form the basis for approval of the Exalgo NDA. Neuromed’s NDA submission to the FDA on May 22, 2009, which included data from the LBP Trial, was accepted by the FDA on June 12, 2009 as a class 2 resubmission of the Exalgo NDA and a complete response to the approvable letter. Notwithstanding Neuromed’s interactions with the FDA and Neuromed’s prior beliefs, the FDA has indicated that the Exalgo NDA, in its current form, may not be sufficient to support an approval decision under Section 505(b)(1) of the FDCA. Neuromed has responded to this feedback and Neuromed and, after the merger, CombinatoRx expect to continue to work with Mallinckrodt, which owns the United States commercial rights to Exalgo, to seek FDA approval of Exalgo.

As part of Neuromed’s ongoing efforts to obtain approval of the Exalgo NDA, on November 18, 2009, it submitted an amendment to the Exalgo NDA relating to the proposed REMS for Exalgo, and the FDA extended the PDUFA date to provide time for it to review the amendment and to continue to consider the approvability of the Exalgo NDA under Section 505(b)(1) of the FDCA. If the FDA agrees that the existing Exalgo NDA, including the proposed REMS for Exalgo, as amended on November 18, 2009, provides a sufficient basis for the approval of Exalgo, the FDA may approve Exalgo on or before the new PDUFA date. Given the structure of the escrow arrangement for the merger, whether such approval, if received, is received before January 1, 2010 will have a material impact on the merger consideration that a Neuromed stockholder receives and on the capital structure of the combined company. Neither Neuromed nor, after the merger, CombinatoRx is or will be able to predict the timing of any such approval.

Under this course of action in which Neuromed continues to seek approval of the existing Exalgo NDA, the FDA is not expected to require the completion of additional clinical studies. Neuromed and, after the merger, CombinatoRx expect to spend funds on advisors and related matters during these discussions with the FDA. Under the terms of the existing Development and Transition Services Agreement between Mallinckrodt and Neuromed, Mallinckrodt has agreed to fund certain clinical development and regulatory activities of Neuromed, including most of the expected costs associated with this course of action. While estimating the related costs is highly speculative, Neuromed currently does not expect to spend more than $200,000 in further pursuit of this course of action.

Supplement the Existing NDA with Additional Information

If the FDA believes the Exalgo NDA is inadequate to support approval under Section 505(b)(1) of the FDCA, the FDA will issue Neuromed a complete response letter, likely on or around the new PDUFA date. Neuromed expects that any such complete response letter would require Neuromed to submit additional data or information to provide a basis for the FDA’s approval of Exalgo.

Neuromed initiated a 12-week, double blind, placebo-controlled phase 3 clinical trial of Exalgo in patients with chronic osteoarthritis pain, or the OA Trial, in February 2008. The OA Trial was also the subject of an agreed Special Protocol Assessment with the FDA. If Neuromed receives a complete response letter and if the OA Trial meets its primary efficacy endpoints and has statistically significant results, Neuromed believes that the OA Trial data could be used in its response to any complete response letter it would receive from the FDA.

Enrollment into the double-blind treatment phase of the OA Trial ended in January 2009 and the last of the 200 randomized subjects completed treatment in April 2009. Because of Neuromed’s need to conserve capital and focus on the completion of the LBP Trial, Neuromed temporarily suspended further activities to complete the trial. Neuromed or, after the merger, CombinatoRx could decide to close this clinical trial and review the underlying data on efficacy from the existing 200 subjects. Neuromed and CombinatoRx currently estimate that it would take approximately three months to close the OA Trial and review the existing data and submit it to the FDA in a response to any complete response letter. As with all clinical trials, there is a risk that the OA Trial may not meet its primary efficacy endpoint with statistically significant results. Even if Neuromed or, after the merger, CombinatoRx elects to complete the OA Trial early and the OA Trial meets its primary efficacy endpoints and has statistically significant results, FDA approval of Exalgo is unlikely to be obtained by this course of action until the second half of 2010, if ever.

The costs associated with Neuromed completing the OA Trial and submitting the OA Trial data as additional data to obtain approval of Exalgo relate principally to the close-out of the clinical trial, related data analyses, the preparation of a clinical study report and the preparation and submission of Neuromed’s response to an FDA complete response letter. While estimating the related incremental costs of these activities is highly speculative, Neuromed currently estimates it will cost no more than approximately $1,000,000 to close out the clinical trial, prepare a response to an FDA complete response letter and undertake other related actions. Under the terms of the existing Development and Transition Services Agreement between Mallinckrodt and Neuromed,

Mallinckrodt has agreed to fund certain clinical development and regulatory activities of Neuromed. The allocation of the expected costs associated with this course of action would need to be determined between Neuromed and Mallinckrodt.

Additional Alternative Strategies to Seek Approval of Exalgo

In addition to the above-described courses of action, there could be other strategies for obtaining FDA approval of Exalgo. At this time, Neuromed intends to continue to pursue approval of the Exalgo NDA under Section 505(b)(1) of the FDCA and is not actively pursuing other options. Additional courses of action may be developed and pursued as circumstances dictate, including as a result of interactions with the FDA and input from Mallinckrodt. If any of these other courses of action are pursued, the ultimate outcome of these actions is not certain and neither CombinatoRx nor Neuromed can predict how quickly, if ever, Exalgo would be approved by the FDA under any such alternative course of action.

*        *        *

This supplement does not contain all of the information that is important to you. We urge you to read carefully the entire joint proxy statement/prospectus dated October 22, 2009 and other documents referred to therein, as well as this supplement, in order to understand fully the proposed merger between CombinatoRx and Neuromed and the related transactions. In particular, you should read the appendices attached to the joint proxy statement/prospectus, including the merger agreement, which is attached to the joint proxy statement/prospectus as Appendix A. You may obtain the joint proxy statement/prospectus and other materials filed by CombinatoRx with the U.S. Securities and Exchange Commission and referenced in this supplement or the joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 292 of the joint proxy statement/prospectus.

CAUTIONARY STATEMENTS

This supplement includes statements with respect to CombinatoRx, Neuromed, Mallinckrodt, the FDA and other people or entities which constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future plans, objectives, expectations and intentions and may be identified by words like “believe,” “expect,” “designed,” “may,” “will,” “should,” “seek,” “likely,” or “anticipate,” and similar expressions. Forward-looking statements in this supplement include, without limitation, statements regarding the FDA’s pending review of the Exalgo NDA, statements regarding the strategies for continued pursuit of FDA approval of Exalgo, statements related to the proposed merger between CombinatoRx and Neuromed and other statements of expectation or belief. Forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ materially from any future results expressed or implied by the forward-looking statements. Examples of the risks and uncertainties include, but are not limited to, the following:

•	There can be no assurance that the FDA will approve Exalgo in the near term, if ever.
•

FDA approval of Exalgo could be significantly delayed due to many factors, including any requirement by the FDA for additional studies to support the Exalgo NDA or the denial by the FDA of any NDA submission.

•	There is no assurance that the data referenced by Neuromed in the Exalgo NDA will be sufficient for the FDA to approve Exalgo under any section of the FDCA.
•

CombinatoRx and Neuromed cannot predict or control how any other person or entity, including Mallinckrodt, will react when Neuromed or, after the merger, CombinatoRx pursues any course of action to obtain approval of Exalgo.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this supplement. CombinatoRx and Neuromed specifically disclaim any obligation to update these forward-looking statements in the future, other than as required by law. You are strongly encouraged to read closely and entirely the “Risk Factors” section beginning on page 31 of the joint proxy statement/prospectus, including those risk factors beginning on page 37 under the caption “Risks Related to Discovery, Development and Commercialization of Drug Products.”

STOCKHOLDER MEETING MATTERS

As discussed above, the annual and special stockholder meetings of CombinatoRx and Neuromed, respectively, have been adjourned until:

For CombinatoRx stockholders: 9:00 a.m., local time, on December 18, 2009 at the offices of Goodwin Procter LLP 53 State Street, Boston, Massachusetts 02109	For Neuromed stockholders: 8:00 a.m., local time, on December 18, 2009 at Neuromed Pharmaceuticals Inc. 301 – 2389 Health Science Mall, Vancouver, British Columbia V6T1Z3

The CombinatoRx board of directors has determined and continues to believe that the CombinatoRx proposals described in the joint proxy statement/prospectus are advisable to, and in the best interests of, CombinatoRx and its stockholders, and continues to recommend that the holders of CombinatoRx common stock vote “FOR” such proposals at the reconvened annual meeting of stockholders of CombinatoRx. Likewise, the Neuromed board of directors has determined and continues to believe that the Neuromed proposals described in the joint proxy statement/prospectus are advisable to, and in the best interests of, Neuromed and its stockholders, and continues to recommend that the Neuromed stockholders vote “FOR” such proposals at the reconvened special meeting of stockholders of Neuromed. As set forth in the joint proxy statement/prospectus, the boards of directors of CombinatoRx and Neuromed have fixed October 9, 2009 and October 8, 2009, respectively, as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting of stockholders of CombinatoRx and the special meeting of stockholders of Neuromed, respectively, and any adjournment or postponement thereof.

Your vote is still very important. For your convenience, we have enclosed a proxy card with this supplement. If you have already voted and are not changing your vote, you do not need to complete and return the enclosed proxy card. If you have not previously voted or if you wish to revoke or change your vote, please complete, date, sign and return the enclosed proxy card, or change your vote using one of the methods described above and on the enclosed proxy card.

The joint proxy statement/prospectus and this supplement are available at www.combinatorx.com by following the link for “Investors and News.”

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses, including attorneys’ fees but excluding judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court of competent jurisdiction shall determine that such indemnity is proper.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of its officers, directors, employees and agents, against any liability asserted against and incurred by such persons in any such capacity.

Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

The CombinatoRx sixth amended and restated certificate of incorporation provides that CombinatoRx’s directors shall not be liable to CombinatoRx or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. In addition, the sixth amended and restated certificate of incorporation provides that CombinatoRx shall indemnify its directors to the full extent permitted by the laws of the State of Delaware.

The directors and officers of CombinatoRx are covered by insurance policies maintained by CombinatoRx against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act. In addition, CombinatoRx has entered into indemnification agreements with each of its non-employee directors that provide for indemnification and expense advancement to the fullest extent permitted under the DGCL.

Pursuant to the merger agreement, upon the completion of the merger, CombinatoRx and Neuromed agreed that all rights of indemnification, exculpation or advancement of expenses now existing in favor of, and all limitations on the personal liability of each present and former director and officer of Neuromed as provided for in Neuromed’s organizational documents in effect as of the date of the merger agreement, shall continue to be honored and in full force and effect for a period of six (6) years after the closing of the merger. The certificate of incorporation and by-laws of the combined company will contain provisions with respect to indemnification, exculpation from liability and advancement of expenses that are at least as favorable as those currently in Neuromed’s organizational documents and during such six (6) year period following the effective time, CombinatoRx shall not and such provision may not be amended, repealed or otherwise modified for a period of six years after the completion of the merger in any manner that would materially and adversely affect the rights of the directors or officers of Neuromed at the time of the completion of the merger. After the completion of the merger, the combined company will indemnify and hold harmless each present and former director and officer of Neuromed in respect of acts or omissions occurring prior to the completion of the merger to the extent provided in any written indemnification agreement in effect as of the date of the merger agreement or required by Neuromed’s organizational documents in effect immediately prior to closing.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

See Exhibit Index, which is incorporated by reference in this item.

(b)	Financial Statement Schedule

No financial statement schedules are required to be filed herewith.

(c)	Reports, Opinions or Appraisals.

The opinion of Wedbush Morgan Securities Inc. is attached as Appendix H to the joint proxy statement/prospectus included as part of this registration statement.

The opinion of Evans & Evans, Inc. is attached as Appendix I to the joint proxy statement/prospectus and included as part of this registration statement.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cambridge, Commonwealth of Massachusetts, on December 1, 2009.

COMBINATORX, INCORPORATED

By:	/S/ ROBERT FORRESTER
Robert Forrester
Interim President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on December 1, 2009:

Signature	Capacity
/S/ ROBERT FORRESTER Robert Forrester	Interim President and Chief Executive Officer (Principal Executive Officer)

* Justin Renz	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Frank Haydu	Chairman of the Board of Directors

* Sally W. Crawford	Director

* Barbara Deptula	Director

* Patrick J. Fortune, Ph.D.	Director

* Michael G. Kauffman, M.D., Ph.D.	Director

* W. James O’Shea	Director

* Richard Pops	Director

* /S/ ROBERT FORRESTER Attorney-in-fact

EXHIBIT INDEX

		Incorporated by Reference to:
Exhibit No.	Description	Form or Schedule	Exhibit No.	Filing Date with SEC	SEC File Number
*2.1	Agreement and Plan of Merger, dated as of June 30, 2009, by and among CombinatoRx, Incorporated, PawSox, Inc., Neuromed Pharmaceuticals Inc., Neuromed Pharmaceuticals Ltd. and the Stockholder Representative named therein (included as Appendix A to the joint proxy statement/prospectus)(1)

3.1	Sixth Amended and Restated Certificate of Incorporation of CombinatoRx, Incorporated	S-1/A	3.2	11/4/2005	333-121173

3.2	Amended and Restated By-Laws of CombinatoRx, Incorporated	8-K	3.1	6/4/2007	000-51171

4.1	Specimen CombinatoRx, Incorporated Common Stock Certificate	S-1/A	4.1	1/19/2005	333-121173

4.2	Warrant issued to General Electric Capital Corporation on September 15, 2004, to purchase up to 8,892 shares of CombinatoRx, Incorporated’s Common Stock	S-1	10.7	12/10/2004	333-121173

4.3	Warrant issued to General Electric Capital Corporation on June 28, 2005, to purchase 471 shares of CombinatoRx, Incorporated’s Common Stock	10-K	4.5	3/20/2006	000-51171

4.4	Warrant issued to Silicon Valley Bank on April 25, 2001, to purchase up to 10,019 shares of CombinatoRx, Incorporated’s Common Stock	S-1	10.9	12/10/2004	333-121173

4.5	Registration Rights Agreement dated as of April 25, 2001, by and between Silicon Valley Bank and CombinatoRx, Incorporated	S-1	10.10	12/10/2004	333-121173

4.6	Form of Warrant to purchase shares of CombinatoRx, Incorporated’s Stock, together with a schedule of warrant holders	S-1	10.11	12/10/2004	333-121173

4.7	Form of Warrant issued to BioMedical Sciences Investment Fund Pte Ltd on August 19, 2005 to purchase up to 25,000 shares of CombinatoRx, Incorporated’s Common Stock	S-1	10.45	8/19/2005	333-121173

4.8	Second Amended and Restated Investors’ Rights Agreement, dated as of February 18, 2004, by and between CombinatoRx, Incorporated and the investors named therein, as amended	S-1	10.17	12/10/2004	333-121173

4.9	Amendment to the Second Amended and Restated Investors’ Rights Agreement by and between CombinatoRx, Incorporated and the investors named therein, dated as of December 8, 2004	S-1	10.18	12/10/2004	333-121173

4.10	Omnibus Amendment Agreement to Second Amended and Restated Investors’ Right Agreement and by and between CombinatoRx, Incorporated and the investors named therein and the Registration Rights Agreement by and between Silicon Valley Bank and CombinatoRx, Incorporated	8-K	10.1	12/6/2006	000-51171

+		Incorporated by Reference to:
Exhibit No.	Description	Form or Schedule	Exhibit No.	Filing Date with SEC	SEC File Number
4.11	Registration Rights Agreement, dated as of June 30, 2009, among CombinatoRx, Incorporated and the investors set forth therein (included as Appendix D to the joint proxy statement/prospectus)	S-4	4.11	8/7/2009	333-161146

4.12	Warrant issued to Comerica Bank on October 22, 2004, to purchase up to 20,000 shares of Neuromed Pharmaceuticals Inc. or Neuromed Pharmaceuticals Ltd. securities as detailed therein	S-4	4.12	8/7/2009	333-161146

5.1	Legal Opinion of Goodwin Procter LLP	S-4/A	5.1	9/16/2009	333-161146

8.1	Tax Opinion of Goodwin Procter LLP	S-4/A	8.1	10/9/2009	333-161146

10.1	2000 Stock Option Plan, as amended	S-1	10.1	12/10/2004	333-121173

10.2	Amended and Restated 2004 Incentive Plan	8-K	10.1	6/5/2006	000-51171

10.3	Form Incentive Stock Option Agreement under the 2004 Incentive Plan	10-K	10.3	3/20/2006	000-51171

10.4	Form Non-Qualified Option Agreement under the 2004 Incentive Plan	10-K	10.4	3/20/2006	000-51171

10.5	Nonqualified Deferred Compensation Plan, effective December 1, 2007	S-8	4.1	11/30/2007	333-147745

10.6	Separation Agreement, dated as of July 1, 2009, between CombinatoRx, Incorporated and Alexis Borisy	8-K	10.5	7/1/2009	000-51171

10.7	Consulting Agreement, dated as of July 1, 2009, between CombinatoRx, Incorporated and Alexis Borisy	8-K	10.6	7/1/2009	000-51171

10.8	Employment, Confidentiality and Non-Competition Agreement with Robert Forrester, dated as of February 23, 2004	S-1	10.23	12/10/2004	333-121173

10.9	Amendment to Employment, Confidentiality and Non-Competition Agreement with Robert Forrester, dated December 15, 2008	10-K	10.10	3/16/2009	000-51171

10.10	Letter Agreement Re: Retention Bonus with Robert Forrester, dated December 15, 2008	10-K	10.11	3/16/2009	000-51171

10.11	Employment Letter Agreement with Jason F. Cole, dated as of January 23, 2006	10-K	10.15	03/20/2006	000-51171

10.12	Amendment to Employment Agreement with Jason Cole, dated December 15, 2008	10-K	10.13	3/16/2009	000-51171

10.13	Letter Agreement Re: Retention Bonus with Jason Cole, dated December 16, 2008	10-K	10.13	3/16/2009	000-51171

10.14	Employment Letter Agreement with Justin Renz, dated as of August 31, 2006	S-4	10.14	8/7/2009	333-161146

10.15	Letter Agreement Re: Retention Bonus with Justin Renz, dated December 12, 2008	S-4	10.15	8/7/2009	333-161146

10.16	Letter Agreement Re: Severance Arrangements with Justin Renz, dated December 12, 2008	S-4	10.16	8/7/2009	333-161146

		Incorporated by Reference to:
Exhibit No.	Description	Form or Schedule	Exhibit No.	Filing Date with SEC	SEC File Number
10.17	Amended and Restated Restricted Stock Award Agreement, dated January 17, 2007, by and between Robert Forrester and CombinatoRx, Incorporated	8-K	10.2	1/22/2007	000-51171

10.18	Amended and Restated Restricted Stock Award Agreement, dated September 5, 2008, by and between Jason Cole and CombinatoRx, Incorporated	10-Q	10.25	11/10/2008	000-51171

10.19	Form of Indemnification Agreement for directors	S-4/A	10.19	9/16/2009	333-161146

10.20	Research Project Cooperative Agreement, dated April 10, 2005, between the National Institutes of Health and CombinatoRx, Incorporated	S-1/A	10.37	8/19/2005	333-121173

10.21	Termination Agreement, dated as of June 2, 2009, by and among CombinatoRx (Singapore) Pte Ltd, Biomedical Sciences Investment Fund Pte Ltd and CombinatoRx, Incorporated	8-K	10.1	6/2/2009	000-51171

10.22	Share Purchase Agreement, dated as of June 2, 2009, by and among CombinatoRx (Singapore) Pte Ltd, Biomedical Sciences Investment Fund Pte Ltd and CombinatoRx, Incorporated	8-K	10.2	6/2/2009	000-51171

10.23	Intellectual Property Assignment Agreement, dated as of June 2, 2009, by and between CombinatoRx (Singapore) Pte Ltd and CombinatoRx, Incorporated	8-K	10.3	6/2/2009	000-51171

10.24	Transition Services Agreement, dated as of June 2, 2009, by and between CombinatoRx (Singapore) Pte Ltd and CombinatoRx, Incorporated	8-K	10.4	6/2/2009	000-51171

†10.25	Research and License Agreement, dated as of October 3, 2005, between Angiotech Pharmaceuticals, Inc. and CombinatoRx, Incorporated	S-1/A	10.46	8/19/2005	333-121173

10.26	Second Amended and Restated Research and License Agreement, dated July 22, 2009, between Fovea Pharmaceuticals SA and CombinatoRx, Incorporated	8-K	10.1	7/23/2009	000-51171

10.27	Office and Laboratory Lease Agreement, dated as of October 18, 2005, by and between MA-Riverview, 245 First Street, L.L.C. and CombinatoRx, Incorporated	S-1/A	10.48	10/24/2005	333-121173

10.28	First Amendment to Office and Laboratory Lease Agreement, dated as of March 9, 2006, by and between MA-Riverview, 245 First Street, L.L.C. and CombinatoRx, Incorporated	10-K	10.44	3/20/2006	000-51171

10.29	Second Amendment to Office and Laboratory Lease Agreement, dated as of August 3, 2009, by and between MA-Riverview, 245 First Street, L.L.C. and CombinatoRx, Incorporated	8-K	10.1	8/4/2009	000-51171

10.30	Sponsored Research Collaboration Agreement, dated November 7, 2007, between Dart Therapeutics, LLC and CombinatoRx, Incorporated	8-K	10.1	11/8/2007	000-51171

		Incorporated by Reference to:
Exhibit No.	Description	Form or Schedule	Exhibit No.	Filing Date with SEC	SEC File Number
10.31	First Amendment to Sponsored Research Collaboration Agreement, dated as of October 20, 2008, between CombinatoRx, Incorporated, DART Therapeutics, LLC and GMT Charitable Research, LLC	8-K	10.1	10/22/2008	000-51171

†10.32	Research Collaboration and License Agreement, dated as of May 1, 2009, by and between CombinatoRx, Incorporated and Novartis Institutes for BioMedical Research, Inc.	10-Q	10.43	5/11/2009	000-51171

10.33	Software License Agreement, dated as of May 1, 2009, by and between CombinatoRx, Incorporated and Novartis Institutes for BioMedical Research, Inc.	10-Q	10.44	5/11/2009	000-51171

10.34	Collaboration Agreement, dated August 11, 2009, by and between PGxHealth, LLC and CombinatoRx, Incorporated	8-K	10.1	8/13/2009	000-51171

†10.35	Asset Purchase Agreement, dated as of June 11, 2009, between Neuromed Development Inc. and Mallinckrodt Inc. and amendments thereto	S-4/A	10.35	10/13/2009	333-161146

*10.36	Escrow Agreement, dated as of June 30, 2009, by and among CombinatoRx, Incorporated, Computershare Trust Company, N.A. and the Stockholder Representative named therein (included as Appendix B to the joint proxy statement/prospectus)

*10.37	Form of CombinatoRx Voting Agreement (Delaware) by and among CombinatoRx, Incorporated, Neuromed Pharmaceuticals Inc. and the stockholder signatories thereto (included in Appendix C to the joint proxy statement/prospectus)

*10.38	Form of CombinatoRx Voting Agreement (California) by and among CombinatoRx, Incorporated, Neuromed Pharmaceuticals Inc. and the stockholder signatories thereto (included in Appendix C to the joint proxy statement/prospectus)

*10.39	Form of Neuromed Voting Agreement by and among CombinatoRx, Incorporated, Neuromed Pharmaceuticals Inc., Neuromed Pharmaceuticals Ltd. and the stockholder signatories thereto (included in Appendix C to the joint proxy statement/prospectus)

†10.40	Development and Transition Services Agreement, dated as of June 11, 2009, by and among Neuromed Development Inc., Neuromed Pharmaceuticals Ltd. and Mallinckrodt Inc.	S-4/A	10.40	10/13/2009	333-161146

		Incorporated by Reference to:
Exhibit No.	Description	Form or Schedule	Exhibit No.	Filing Date with SEC	SEC File Number
10.41	Award Letter from Neuromed Pharmaceuticals to Terrance Snutch, accepted and agreed to as of June 19, 2009	S-4	10.42	8/7/2009	333-161146

10.42	Award Letter from Neuromed Pharmaceuticals to Christopher C. Gallen, accepted and agreed to as of June 19, 2009	S-4	10.43	8/7/2009	333-161146

10.43	Award Letter from Neuromed Pharmaceuticals to C. Eugene Wright, accepted and agreed to as of June 18, 2009	S-4	10.44	8/7/2009	333-161146

10.44	Revised Offer Letter from Neuromed Pharmaceuticals accepted by Christopher C. Gallen, dated May 27, 2004	S-4	10.45	8/7/2009	333-161146

10.45	Confidentiality and Assignment of Proprietary Developments Agreement between Neuromed Technologies Inc. and Christopher C. Gallen, dated April 2005	S-4	10.46	8/7/2009	333-161146

10.46	Employment Agreement by and between C. Eugene Wright and Neuromed Pharmaceuticals Inc., effective October 5, 2007	S-4	10.47	8/7/2009	333-161146

10.47	Confidentiality and Assignment of Proprietary Developments Agreement among C. Eugene Wright, Neuromed Pharmaceuticals Inc. and Neuromed Pharmaceuticals Ltd., dated October 5, 2007	S-4	10.48	8/7/2009	333-161146

10.48	Non-Compete and Non-Solicitation Agreement between C. Eugene Wright and Neuromed Pharmaceuticals Inc., dated October 5, 2007	S-4	10.49	8/7/2009	333-161146

10.49	Employment Agreement by and between Neuromed Pharmaceuticals Ltd. and Terrance Snutch, dated July 1, 2007	S-4	10.50	8/7/2009	333-161146

10.50	Assignment of Inventions, Work Practices and Confidentiality Agreement between NeuroMed Technologies Inc. and Terrance Snutch, dated November 30, 1998	S-4	10.51	8/7/2009	333-161146

10.51	Neuromed Pharmaceuticals Inc. Special Equity Incentive Plan	S-4/A	10.51	9/16/2009	333-161146

10.52	CombinatoRx Form of Restricted Stock Unit Agreement for awards granted under the Neuromed Pharmaceuticals Inc. Special Equity Incentive Plan (Directors)	S-4/A	10.52	9/16/2009	333-161146

10.53	CombinatoRx Form of Restricted Stock Unit Agreement for awards granted under the Neuromed Pharmaceuticals Inc. Special Equity Incentive Plan (Executives)	S-4/A	10.53	9/16/2009	333-161146

10.54	Form of Neuromed Pharmaceuticals Inc. Indemnification Agreement	S-4	10.55	8/7/2009	333-161146

		Incorporated by Reference to:
Exhibit No.	Description	Form or Schedule	Exhibit No.	Filing Date with SEC	SEC File Number
10.55	Form of Neuromed Pharmaceuticals Ltd. Indemnification Agreement	S-4	10.56	8/7/2009	333-161146

10.56	Sub-Lease Agreement between Neuromed Pharmaceuticals Inc. and Discovery Parks, Inc.	S-4/A	10.56	10/9/2009	333-161146

10.57	Lease Agreement between Neuromed Pharmaceuticals Inc. and Six Tower Bridge Associates	S-4/A	10.57	10/9/2009	333-161146

21.1	List of subsidiaries	S-4	21.1	8/7/2009	333-161146

*23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of CombinatoRx, Incorporated

*23.2	Consent of KPMG, Independent Auditors of Neuromed Pharmaceuticals Inc.

23.3	Consent of Goodwin Procter LLP	S-4/A	5.1	9/16/2009	333-161146

*99.1	Fairness Opinion of Wedbush Morgan Securities Inc. (included as Appendix H to the joint proxy statement/prospectus)

*99.2	Fairness Opinion of Evans & Evans, Inc. (included as Appendix I to the joint proxy statement/prospectus)

*99.3	Form of CombinatoRx, Incorporated Proxy Card

*99.4	Form of Neuromed Pharmaceuticals Inc. Proxy Card

99.5	Consent of Mark H. N. Corrigan to serve as a director of CombinatoRx, Incorporated	S-4	99.5	8/7/2009	333-161146

99.6	Consent of Todd Foley to serve as a director of CombinatoRx, Incorporated	S-4	99.6	8/7/2009	333-161146

99.7	Consent of Christopher C. Gallen to serve as a director of CombinatoRx, Incorporated	S-4	99.7	8/7/2009	333-161146

99.8	Consent of Bill Hunter to serve as a director of CombinatoRx, Incorporated	S-4	99.8	8/7/2009	333-161146

99.9	Consent of Hartley T. Richardson to serve as a director of CombinatoRx, Incorporated	S-4	99.9	8/7/2009	333-161146

99.10	Consent of Wedbush Morgan Securities Inc.	S-4/A	99.10	10/9/2009	333-161146

99.11	Consent of Evans & Evans, Inc.	S-4/A	99.11	10/9/2009	333-161146

*	Filed herewith or, where indicated, as an Appendix to the joint proxy statement/prospectus.
†	Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Securities and Exchange Commission.
(1)	Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and/or exhibits have been omitted from this filing. CombinatoRx will furnish copies of any such exhibits or schedules to the SEC upon request.